Certain information has been excluded from this exhibit because it is both (i) not material and (ii) the type that the registrant treats as private or confidential. [***] indicates that information has been redacted.

Exhibit 10.1
Letter Agreement
Vats Srivatsan (the “Executive”) and SentinelOne, Inc. (the “Company”) previously entered into a Change in Control and Severance Agreement (the “Agreement”) dated February 27, 2022. The Executive and Company, for good and valuable consideration, hereby agree that notwithstanding anything to the contrary in the Agreement, Executive and Company acknowledge and agree to the following terms and conditions with respect to the Agreement, as of the date reflected below.
In regard to Executive’s transition from Chief Operating Officer to the new position of Chief Business Officer, with new scope of responsibilities and strategic focus as of the week of March 18, 2024, continuing to report to the CEO, Executive and the Company agree to the following modified notification requirements set forth in the definition of “Good Reason” in Section 6(g) of the Agreement as follows:
Notice to provide “Good Reason” is extended to December 31, 2024
For Executive to receive any benefits under the Agreement as a result of a resignation for Good Reason based on his new position as described above, the notice provision in Section 6(g) of the Agreement is extended and Executive must provide notice to the Company of his intent to assert Good Reason by no later than December 31, 2024.
For avoidance of doubt, Executive’s acceptance of his new position as Chief Business Officer, and assumption and execution of responsibilities associated therewith does not constitute “written consent” to accept any of the new terms of employment as referenced in Section 6(g) of the Agreement nor consent to waive subclauses (i) through (iv) of Section 6(g).
Post-Termination (for Good Reason) Consulting Agreement
    If Executive provides notice of his intent to assert Good Reason under the Agreement on or prior to December 31, 2024, or if the Company provides Executive notice of a Qualifying Termination on or prior to December 31, 2024, subject to fulfillment of the obligations and requirements in the Agreement, including but not limited to execution of and non-revocation of the Company’s Separation and Release Agreement, the Company will offer Executive a twelve-month Consulting Agreement (in the form attached hereto as Exhibit A).
    For clarification and by way of example, if Executive provides such notice on or before December 31, 2024, and otherwise fulfills the obligations and requirements in the Agreement, Executive and Company will enter into a twelve-month Consulting Agreement (in the form attached hereto as Exhibit A). In such case, as consideration, as long as Executive fulfills the obligations and requirements in the Consulting Agreement and the Consulting Agreement is not otherwise terminated, the Executive will continue to vest for one year from the date the Consulting Agreement is executed. In this example, where Executive provides notice of Good Reason on or before December 31, 2024 for the Consulting Agreement to take effect from December 31, 2024, then the Executive’s consideration in the Consulting Agreement would provide for continued vesting from December 31, 2024 through the end of the Consulting Agreement for the following RSU grants: R[***] (Grant Date 4/6/2022); R[***] (Grant Date 2/25/2023); and the Grant approved March 15, 2024, which includes the time-based RSU grant of $2.5M, and the performance based RSU grant of $2.5M (to the extent approved at the end of the measurement period.)
Except as noted above, all other terms and conditions of Section 6(g) and the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed this letter, in the case of the Company by its duly authorized officer, as of the day and year noted below.

EXECUTIVE	SENTINELONE, INC.
/s/ Vats Srivatsan	/s/ Keenan Conder
Vats Srivatsan	By:	Keenan Conder
	Title:	Chief Legal Officer
Date: Mar 15, 2024	Date:	Mar 17, 2024

Exhibit A

CONSULTING SERVICES AGREEMENT

    This Consulting Services Agreement (“Agreement”) is made and entered into by and between SentinelOne, Inc., a Delaware corporation with offices at 444 Castro St., Suite 400, Mountain View, CA 94041 and/or any of its subsidiaries (the “Company” or “SentinelOne”), and Vats Srivastsan (“Consultant”) (each of Company and Consultant, a “Party” and together, “Parties”). The Company retains Consultant as of the last date near the Parties signatures below (“Effective Date”) to perform the Services described on one or more Statements of Work (“SOW”) attached as exhibits hereto from time to time (containing, at a minimum, the information detailed in the template SOW attached herein and marked Exhibit A and executed in each case by both Parties), and Consultant is willing to perform such Services on terms set forth more fully below. In consideration of the mutual promises contained herein, the Parties agree as follows:
1.Services.
a.Services. Consultant agrees to provide to the Company the services as may be specified in one or more SOWs or specific requests from Company executives (the “Services”) in accordance with and subject to the terms and conditions of this Agreement. At all times during the term of this Agreement, Consultant shall be responsible for coordinating Consultant’s performance of the Services and maintaining a liaison with the Company contact person named in the applicable SOW, or such other person as the Company may designate from time to time in writing.
b.The Company will review the Services from time to time as to form, accuracy, performance and/or completeness, as deemed necessary by the Company in its reasonable discretion. In the event that the Company at any time determines that Consultant’s performance does not conform with its requirements or this Agreement, it may, at its option, require Consultant to correct or improve such Services by explaining to Consultant the nature of nonconformity in Consultant’s performance. Thereafter Consultant will work diligently to correct any defects and/or deficiencies within a reasonable time.
c.Consultant expressly acknowledges that the relationship intended to be created by this Agreement is a business relationship based entirely on the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created under this Agreement. Nothing in this Agreement shall in any way be construed to constitute Consultant as a representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor, and abide by the Company’s Code of Business Conduct and Ethics.
d.[Intentionally omitted]
2.Consideration
a.Timesheets. [Intentionally omitted]
b.Invoices. [Intentionally omitted]
c.Expenses. Unless otherwise stated herein, Consultant acknowledges and agrees that Consultant is solely responsible for the payment of all ordinary and necessary expenses associated with Consultant’s performance of the Services hereunder. If Services requested by the Company require business travel, the Company will reimburse Consultant for reasonable travel and incidental expenses, including lodging and local transportation, as consistent with the Company’s current policies for executive travel.
d.Payment. Compensation and Services are outlined in Exhibit A attached to this Agreement.

3.Confidentiality.
a.“Confidential Information” means all trade secrets and confidential or proprietary information (under any applicable law), whether or not in writing, concerning the Company’s business which the Company has not released to the general public. Confidential Information may include corporate, customers, business, marketing, financial, operational, technological and/or personnel information. Confidential Information also includes information received in confidence by the Company from its customers or suppliers or other third parties.
b.At any time since the Engagement Date and thereafter, without the Company’s prior written permission, Consultant has not disclosed and will not disclose any Confidential Information to anyone outside of the Company, and Consultant has not used or permitted to be used, and will not use or permit to be used, any Confidential Information for any purpose other than the performance of the Services for or on behalf of the Company. All Confidential Information and the tangible embodiments thereof are the exclusive property of the Company. Consultant will cooperate with the Company and use best efforts to prevent the unauthorized disclosure or use of any and all Confidential Information. Upon a request by the Company, Consultant will deliver to the Company all copies of Confidential Information in Consultant’s possession or control. Consultant understands that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons which require the Company to protect or refrain from use of Confidential Information and agrees to be bound by the terms of such agreements.
c.Consultant shall apply such standard of care as Consultant takes with respect to its own most sensitive confidential information to the protection of all Confidential Information, but in no event any standard less than a reasonable standard of care. Consultant shall not make any copies of Confidential Information of the Company unless the same are previously approved in writing by the Company. Consultant shall reproduce any of the Company’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original. If any Confidential Information is disclosed by the Consultant or its employees or agents in contravention of this Agreement, Consultant shall immediately notify the Company of such impermissible disclosure and use best efforts to mitigate the effect of such disclosure. Without limiting its other obligations herein, Consultant shall not copy, reproduce, transmit, store or communicate by any means any Confidential Information found within SentinelOne’s Solutions (as defined in the SentinelOne Terms, such Confidential Information, “Service Data”) which may become known to Consultant. Contractor shall comply in all respects with the obligations of the Company under the Company’s Privacy Policy as available at https://www.sentinelone.com/privacy-policy/ with respect to Service Data. Contractor warrants that it shall use commercially reasonable efforts to implement and maintain reasonable security measures to keep SentinelOne Data and other Confidential Information secure and protect SentinelOne Data and other Confidential Information against unauthorized or unlawful processing, accidental loss, destruction or damage. These shall include, at a minimum, reasonable security and encryption of all personal computers and other devices through which Confidential Information (including SentinelOne Data) is accessed and other security policies implemented or requested by the Company from time to time. The Company shall have the option to conduct reasonable audits of these security measures at mutually agreed-upon times.
4.Compliance with Applicable Privacy Laws. In providing the Services, Consultant shall comply with EU General Data Protection Regulation 2016/679 (“GDPR”) and any other applicable privacy laws and regulations, including without limitation, implementing commercially reasonable technical, physical and organizational measures to protect the privacy, security, confidentiality and integrity of Personal Information processed and/or stored by Consultant from unauthorized access, use, alteration or disclosure. “Personal Information” means any information provided by Company to Consultant, or otherwise obtained by Consultant and provided to Company in connection with Services, and relating to an identified or identifiable natural person, whereby an identifiable natural person is one who can be identified, directly or indirectly, by particular reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person. Consultant and Company hereby agree that Company shall be deemed the data controller and Consultant shall be deemed the data processor of such Personal Information, as those terms are defined under GDPR.
5.Prior Agreements; no conflict. Consultant agrees that Consultant has not and will not, during the term of this Agreement, improperly use or disclose any proprietary information of any person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Further, Consultant acknowledges and agrees that the Company entered into this Agreement to retain Consultant to perform the Services personally and will be paid the sole compensation set forth herein. Consultant will advise the Company at such time as any activity of either the Company or another business presents Consultant with a conflict of interest or the appearance of a conflict of interest. For purposes of clarification and the avoidance of doubt, a conflict of interest will occur if [***]. Consultant will take whatever action is requested by the Company to resolve any conflict which it finds to exist, and if Consultant does not take such action, Company may terminate the Consulting Agreement as provided in paragraph 10 below.
6.Ownership.
a.In the course of performing services for the Company since the Engagement Date, including under this Agreement, Consultant may (alone or jointly), create, conceive, or reduce to practice various materials, inventions, designs, developments, ideas, processes, techniques, know-how, trade secrets, images, and audio, written and/or visual works and other works of authorship (collectively “Work Product”). Consultant expressly acknowledges and agrees that all Work Product created and/or performed under this Agreement is and has been on a “work for hire” basis for the benefit, use and ownership of the Company, and Consultant acknowledges that Consultant has conveyed and assigned, and hereby does assign and transfer, and will assign and transfer to the maximum extent allowed by applicable law, to the Company and its successors and assigns any and all rights, title and interest in all such Work Product (whether or not patentable or copyrightable) that (a) relates to the business of the Company or any customer of the Company; (b) results from tasks assigned to Consultant by the Company and/or the Services; or (c) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, “Company-Related Work Product”), including, without limitation, all related copyrights, trademarks, patents, applications relating to such intellectual property rights, and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).
b.Unless expressly specified by the parties and expressly described in any SOW, it is assumed and expressly agreed that no pre-existing developments are included in any Company-Related Work Product, and Consultant hereby waives all claims to any rights whatsoever which Consultant may otherwise have or accrue in any Work Product and/or Company-Related Developments. To the extent expressly specified by Consultant that in the course of delivering the Service uses any pre-existing works, whether or not subject to Intellectual Property Rights, Consultant hereby grants the Company and its affiliates a perpetual, irrevocable, paid-up, royalty-free, nonexclusive, worldwide license (with the full right to sublicense directly, or indirectly through multiple tiers) to (A) copy, distribute, display, reproduce, perform, and create derivative works of, the pre-existing works (in whole or in part); and (B) use the pre-existing works, in whole or in part, for any purpose whatsoever.
c.This Agreement does not obligate Consultant to assign to the Company any work product which, in the reasonable judgment of the Company, is developed entirely on Consultant’s own time, does not relate to the Services or the Company’s business, and does not result from the use of Company resources. Further, this Agreement does not obligate Consultant to assign to Company any intellectual property rights that cannot be assigned under any applicable law.
d.Consultant represents and warrants that (i) the Services and deliverables provided hereunder shall be provided in a professional, timely, complete and workmanlike manner in accordance with specifications detailed in the applicable SOW and other SentinelOne reasonable instructions and specifications; (ii) Consultant’s performance of the Services does not and will not violate or conflict with or result in a breach of any terms, conditions, duties or obligations Consultant has to any third party or any other rights of any third party; and (iii) Consultant’s performance of the Services does not and will not violate or conflict with or result in a breach of any terms, conditions, duties or obligations Consultant has to any third party or any other rights of any third party.
e.For purposes of this Agreement, “Third Party IP” shall mean, all intangible proprietary rights and tangible embodiments thereof, including without limitation inventions, discoveries, designs, specifications, developments, methods, modifications, improvements, processes, know-how, techniques, algorithms, databases, computer software and code (including software and firmware listings, assemblers, applets, compilers, source code, object code, net lists, design tools, user interfaces, application programming interfaces, protocols, formats, documentation, annotations, comments, data, data structures, databases, data collections, system build software and instructions), mask works, formulae, techniques, supplier and customer lists, trade secrets, graphics or images, text, audio or visual works, materials that document design or design processes, or that document research or testing, schematics, diagrams, product specifications and other works of authorship owned by any third party. Consultant will not incorporate any Third Party IP into any Work Product without obtaining Company’s prior written consent. Upon receiving the consent described in the prior sentence, Consultant shall be responsible for payment for, and entering into, appropriate agreements concerning such third party materials so as to grant SentinelOne (i) complete, exclusive and unlimited ownership rights in all Third Party IP, as incorporated within Work Product, or (ii) a perpetual, irrevocable, paid-up, royalty-free, nonexclusive, worldwide license to use, copy, distribute, transmit, display, perform, modify, create derivative works of, license and sublicense (through multiple tiers) and assign such Third Party IP, in whole or in part, including, without limitation, the right to add to, subtract from, arrange, rearrange, revise, modify, change and adapt the Third Party IP and any part or element thereof as necessary to fully exercise all ownership rights and fully exploit the Work Product.
f.Open Source Policy. [Intentionally omitted].
7.Enforcement of IP Rights. Consultant will cooperate fully with the Company, both during and after the term of this Agreement, with respect to the Intellectual Property Rights in Company-Related Work Product. Consultant will sign, both during and after the term of this Agreement, all applications and other documents (“IP Papers”), which the Company may deem necessary or desirable in order to protect its rights and interests. If the Company is unable, after reasonable effort, to secure Consultant’s signature on any such IP Papers, Consultant hereby irrevocably designates and appoints each current and future officer of the Company as Consultant’s agent and attorney-in-fact to execute any such papers on Consultant’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests.
8.Records; Reports. Consultant will keep the Company advised of progress in performing Services and maintain adequate and current records of all Deliverables and Company-Related Developments developed by Consultant since the Engagement Date and during the term of this Agreement, which records will remain the sole property of the Company at all times.
9.Publication. Without limiting any of Sections 1, 2, 5 or 6 above, at least thirty (30) days before submission of any manuscript or abstract for publication or presentation containing information or data that might contain Confidential Information or be subject to any Company Intellectual Property Rights, Consultant will submit to the Company a draft of such publication in order to enable the Company to ascertain whether the information or data contain Confidential Information or is subject to Company Intellectual Property Rights. Consultant shall cooperate with the Company, and, at the Company’s request, shall delete from the materials any information or data designated by the Company.
10.Term and Termination. This Agreement will commence on the later date indicated near the Parties’ signatures below (“Effective Date”), and will continue until January 7, 2026; provided that this Agreement shall automatically terminate in the event that a Confidential Separation and Release Agreement in the form acceptable to the Company (the “Separation Agreement”) is not delivered and non-revocable by Consultant by December 31, 2024.
The Company may, in addition to any other rights it may have at law or in equity, terminate this Agreement in writing within seven (7) days if Consultant is in breach of any material provision of this Agreement or the Separation Agreement or the Company’s Code of Conduct and Business Ethics. It shall be a condition precedent to the Company’s right to terminate this Agreement under the immediately preceding sentence that (A) the Company shall have first given Consultant written notice stating with reasonable specificity the breach on which such termination is premised within thirty (30) days after any of the Company’s executive officers first becomes aware of such breach, and (B) if such breach is susceptible of cure or remedy, Consultant has not cured or remedied such breach within ten (10) days after receipt of such notice from the Company.
Consultant may terminate this Agreement upon thirty (30) days written notice, a notice period which the Company may waive in its sole discretion. Upon termination, (i) the Company’s obligations under this Agreement shall cease except for its obligation to pay for Services performed to Company’s satisfaction or reimburse Consultant for expenses incurred, and (ii) Consultant’s obligation to perform Services shall cease and Consultant’s remaining obligations under this Agreement, including with respect to confidentiality and intellectual property protections, shall survive.
If during the term of this Agreement, a Change in Control (as previously defined in the Change in Control Severance Agreement) is consummated, Consultant’s compensation in the form of equity vesting on the specific RSU grants referenced herein shall continue to vest through January 7, 2026, or shall otherwise be accelerated after the consummation of the Transaction if that occurs prior to January 7, 2026 and thus provide the compensation set forth in this Agreement.
11.Independent Contractor. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor and shall report all compensation received by Consultant and pay all self-employment and/or other taxes thereon. Consultant also acknowledges that he will not be eligible for any employee benefits (nor does he desire any of them) and expressly waives any entitlement to such benefits, even if Consultant’s status with the Company is determined by a third party tribunal to be that of an employee. During the period that Consultant is providing services to the Company, Consultant hereby agrees that Consultant shall be subject to all of the terms and conditions set forth in the Company’s Code of Business Conduct and Ethics, as may be updated from time to time and posted to the Company’s Investor Relations website. If such a determination is made, the Parties agree that the provisions of this Agreement, particularly those relating to confidentiality and intellectual property, shall remain in full force and effect. Consultant further agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed on the Company (A) to pay withholding taxes or similar items or (B) resulting from Consultant’s being determined not to be an independent contractor.
12.Limitation of Liability. [Intentionally omitted]
13.Assignment. The Contractor acknowledges and agrees that the Services to be performed under this Agreement are personal in nature and require unique expertise. Accordingly, Consultant agrees that neither this Agreement nor any right or interest hereunder may be assigned or transferred by Consultant without the prior written consent of the Company. Any attempted assignment, delegation or transfer by a third party hereto in violation hereof shall be null and void. This Agreement shall be binding on and shall inure to the benefit of the Company’s successors and assigns.
14.Miscellaneous. (i) the Parties agree that it would be impossible to measure and calculate the Company’s damages from any breach by Consultant of this Agreement, and accordingly the further agree that the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance without posting any bond or other security (and if the Company establishes a breach of this Agreement in any court of competent jurisdiction; (ii) if any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect (and in such event, a court of competent jurisdiction shall substitute a valid and enforceable provision which it determines most nearly effects the Parties’ intent in entering into this Agreement; (iii) this Agreement may not be amended in any respect other than by written instrument executed by the Party against whom enforcement is sought; (iv) the terms and conditions herein contained constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same shall be binding upon either Party hereto unless in a written document which expressly refers to this Agreement and which is signed by the Party to be bound thereby; (v) this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without reference to its principles of conflict of laws, (vi) any notice hereby required or permitted to be given shall be sufficiently given as of delivery if in writing and delivered in person, by facsimile transmission, electronic mail, overnight delivery service or first priority mail; (vii) no waiver of any term or condition of this Agreement shall be valid or binding on either Party unless the same shall have been mutually assented to in writing by both Parties, nor shall such waiver constitute a future waiver of any such term or condition, and the failure of either Party to enforce or require performance of the other Party at any time of any of the provisions of this Agreement shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the right of either Party to enforce each and every such provision thereafter; and (viii) this agreement may be signed in one or more counterparts, electronic and facsimile signatures shall have the same legal effect as originals.

IN WITNESS WHEREOF, the Parties hereto have caused to be executed or executed this Consulting Services Agreement as of the Effective Date noted below, which shall be the date of the last signature of either party below.

CONSULTANT:		SentinelOne, Inc. or any of its subsidiaries
Signature:		Signature:
Name (Print):		Name (Print):
Title:	Consultant	Title:
Address:		Address:	444 Castro St., Suite 400,
Mountain View, CA 94041
E-mail:		E-mail:	Legal.notices@sentinelone.com
SS Number (or other Tax ID)
Date:		Date:

EXHIBIT A

SERVICES AND COMPENSATION

Name of Consultant: Vats Srivatsan

Engagement Date: ___________

SERVICES (describe)
Consultant shall respond to questions during normal business hours and provide assistance to the Company and CEO as requested from time to time during consulting engagement. [TBD]

COMPENSATION
Consultant shall continue to vest Consultant’s outstanding restricted stock units (“RSUs”) granted under the Company’s 2013 Equity Incentive Plan and 2021 Equity Incentive Plan until January 7, 2026, or (to the extent earlier) the date of termination of Services under this Agreement.
In particular, Consultant will continue to vest through January 7, 2026 for the following RSU grants:
    R[***] (Grant Date 4/6/2022);
    R[***] (Grant Date 2/25/2023); and
    R[***] (Grant Date 3/15/2024). This includes the time-based RSU grant of $2.5M, and the performance based RSU grant of $2.5M (to the extent approved at the end of the measurement period.)

PAYMENTS
N/A